Exhibit 99.(b)(3)(c)

National Life Variable Products
Servicing Agreement

AGREEMENT dated as of                    ,         , by and among National Life Insurance Company (“NLIC”), a Vermont insurance corporation, Equity Services, Inc. (“ESI”), a Vermont corporation that is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“1934 Act”) and a member of the Financial Industry Regulatory Authority, (“FINRA”), and                                              , a corporation that is registered as a broker-dealer with the SEC under the 1934 Act and a member of the FINRA (“Broker Dealer”) and licensed as an insurance agent as and to the extent required under the laws of the states in which it does variable insurance business.

RECITALS

NLIC is in the business of selling insurance and annuity policies, including the variable life insurance and variable annuity policies set forth on Schedule A (the “Policies”); and

ESI has been appointed as the principal underwriter of the Policies; and

NLIC and ESI desire to appoint Broker Dealer, for the limited purpose of permitting their Registered Representatives to service Policies previously sold by them, but not to solicit new applications for Policies;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.              Authorization to Service

Subject to the terms and conditions of this Agreement, NLIC and ESI appoint and authorize Broker Dealer to service with respect to the Policies provided that there is an effective Registration Statement relating to such Policies under the Securities Act of 1933 (“1933 Act”).  Broker Dealer hereby accepts such appointment.  Broker Dealer agrees that ESI may amend Schedule A to add additional variable life insurance or annuity products as Policies hereunder from time to time by written notice to Broker Dealer, which notice will specify the compensation payable to Broker Dealer relating to such additional product.  The amendment will become effective on the earlier of Broker Dealer’s submission of an application for such new product or after 30 days from the sending of the written notice, unless Broker Dealer notifies ESI in writing that it does not wish to include such additional products as Policies hereunder.

2.              Representatives

The agents or representatives of Broker Dealer that will be servicing the Policies (“Representatives”) will be FINRA registered representatives of Broker Dealer, will possess all licenses necessary or appropriate to sell life insurance and/or annuity policies, as applicable, in the state in which applications for Policies are being serviced will have an appropriate appointment or license by NLIC.

3.              Commissions

As compensation, ESI shall pay to Broker Dealer, either directly or through NLIC acting on ESI’s behalf, the commissions and expense allowance payments set forth on Schedule B attached hereto and incorporated herein by reference (the “Commissions”). The Commissions shall be subject to chargeback in accordance with the terms and conditions set forth on such Schedule B. ESI reserves the unconditional right, upon written notice, to change the Commissions payable for Policies issued, renewed, converted, exchanged or otherwise modified on or after the effective date of such change, as set forth in the notice of change.  No Commissions will be due and payable for any surrendered or canceled Policies which are subsequently reinstated or rewritten through efforts of representatives of ESI or NLIC other than the Representatives. Broker Dealer shall be solely responsible for the payment of any Commissions, expense allowance and other payments or other considerations of any kind whatsoever to the Representatives in connection with the servicing of the Policies (hereinafter referred to as “Representatives Compensation”). Broker Dealer shall also be responsible for all tax reporting with respect to commissions paid to the Representatives.

4.              Term of Agreement

This Agreement shall continue in force indefinitely until terminated as provided below. This Agreement shall be terminated immediately if Broker Dealer breaches this Agreement. Any party may terminate this Agreement at any time, without cause, upon ten (10) days written notice to the other party.  Upon termination of this Agreement, all authorizations, rights and obligations shall cease except that Sections 5(f), 9, and 10 of this Agreement shall survive the termination of this Agreement and Broker Dealer shall settle all accounts with ESI and shall continue to be responsible for all applicable chargebacks.

8885(0710)	Variable Contracts are underwritten by National Life Insurance Company (National Life) and distributed by Equity Services, Inc.,
Cat. No. 51539	Broker/Dealer Affiliate of National Life, One National Life Drive, Montpelier, VT 05604, Tel: 800-732-8939.
National Life Group® is a trade name of National Life Insurance Company and its affiliates.

National Life Variable Products Servicing Agreement - Continued

5. Broker Dealer’s Obligations

In addition to other obligations assumed by Broker Dealer under this Agreement:

a.              Broker Dealer shall have all Representatives who provide service with respect to the Policies, insurance licensed and appointed by NLIC. All insurance licenses and appointments will be processed in accordance with NLIC procedures. NLIC may, in its sole discretion, refuse, terminate or non-renew any such license and appointment, without cause, and if NLIC provides written notice to Broker Dealer of any such refusal, termination, or non-renewal, Broker Dealer shall cause the affected Representative to cease all solicitations of applications for Policies.

b.              Broker Dealer shall only pay Representatives Compensation to Representatives who are properly insurance licensed and appointed with NLIC and registered with the FINRA.

c.               Broker Dealer shall service the Policies in accordance with any written administrative procedures established by ESI or NLIC from time to time.

d.              Broker Dealer shall ensure that the Representatives shall use their best efforts to keep the Policies in force.

e.               Broker Dealer agrees that no sales promotion or other advertising materials relating to the Policies shall be used unless provided or approved in writing by ESI prior to such use. No representations in connection with the sales of the Policies other than those contained in the currently effective registration statements and prospectuses for the Policies filed with the SEC, or in the aforesaid approved sales promotion or other advertising materials, shall be made by Broker Dealer or any of the Representatives. Broker Dealer and the Representatives shall solicit applications for the Policies only in states where such Policies have been approved by state authorities.

f.                Broker Dealer shall keep confidential all information obtained pursuant to this Agreement (including, without limitation, names of the purchasers of the Policies) and shall disclose such information only if ESI has authorized such disclosure in writing or if such disclosure is expressly required by applicable federal or state regulatory authorities.

g.               Broker Dealer shall maintain its registration under the 1934 Act and shall always be a member in good standing of the FINRA and shall, either directly or through an affiliate, maintain its license as an insurance agent pursuant to the laws of each state in which Representatives solicit sales of the Policies and in which such license is required by applicable insurance laws and regulations for sale of the Policies.

h.              Broker Dealer will be responsible for training, supervision, and control of the Representatives servicing the Policies. Broker Dealer shall ensure that all Representatives who will be servicing the Policies are duly registered with the FINRA.

i.                  Broker Dealer shall ensure that all Representatives who will be soliciting and servicing the Policies are duly licensed in those states in which such license is required by the applicable insurance laws and regulations for sale of the Policies.

j.                 Broker Dealer agrees that it will not take any steps to cause Representative Compensation to be paid which would be in excess of that permitted under the insurance laws of the State of New York.

k.              Broker Dealer agrees that it will maintain E&O insurance on all its registered representatives who are licensed to service the Policies, with carriers and in amounts subject to NLIC’s reasonable satisfaction.

l.                  Upon request by ESI, Broker Dealer agrees that it shall furnish such records as are necessary to establish that the terms of this paragraph 6 are satisfied.

6. NLIC’s and ESI’s Obligations

In addition to other obligations assumed by NLIC or ESI under this Agreement:

a.              NLIC shall use its best efforts to maintain effectiveness of Policies’ Registration Statements with the SEC and any state securities commissions where blue-sky laws require registration of the Policies and to maintain the appropriate insurance regulatory approvals in each state where Policies are to be sold. ESI shall keep Broker Dealer advised of any changes in the status of the Registration Statements for the Policies.

b.              ESI shall furnish Broker Dealer with information regarding the states in which the Policies may be sold.

c.               ESI, or its agent, shall furnish Broker Dealer with prospectuses and policy forms. A reasonable charge established by ESI may be made for such materials.

National Life Variable Products Servicing Agreement - Continued

7.              Compliance with State and Federal Law

Broker Dealer and the Representatives shall comply with all requirements of the FINRA, the 1933 Act, the 1934 Act and all other federal and/or state laws applicable to the solicitation and service of the Policies or the operation of Broker Dealer including, without limitation, the FINRA Conduct Rules, Section 15(b)(4)(E) of the 1934 Act and all insurance replacement regulations and regulations prohibiting the rebating of commissions.

8.              Investigations: Customer Complaints

Broker Dealer agrees to cooperate fully in any insurance, securities or other regulatory or judicial investigation or proceeding arising in connection with the Policies, Broker Dealer, and/or any of the Representatives. Broker Dealer shall permit applicable federal and state insurance and other regulatory authorities to audit its records and shall furnish the foregoing authorities with any information which such authorities may request in order to ascertain whether Broker Dealer is complying with all applicable laws and/or regulations. Broker Dealer agrees to cooperate with ESI and NLIC in resolving all customer complaints with respect to the Policies, Broker Dealer, and/or the Representatives. Broker Dealer shall promptly notify NLIC and ESI of any allegation that Broker Dealer or any Representative has violated any law, regulation or rule in soliciting applications for or servicing Policies, and provide full details of such allegation.

9.     Indemnification

a.              Each of NLIC and ESI hereby agrees to indemnify and hold harmless Broker Dealer and each of its affiliates, officers or directors against any losses, expenses (including reasonable attorneys fees), claims, damages or liabilities to which Broker Dealer or such affiliates, officers or directors become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon NLIC’s or ESI’s performance, non-performance or breach of this Agreement, or are based upon any material misstatement or omission contained in any Registration Statement (or any post effective amendment thereof) or in the Prospectus or any amendment or supplement to the Prospectus for the Policies.

b.              Broker Dealer hereby agrees to indemnify and hold harmless ESI and NLIC and each of their current and former affiliates, directors, officers and each person, if any, who controls or has controlled ESI or NLIC within the meaning of the 1933 Act or the 1934 Act, against any losses, expenses (including reasonable attorneys fees), claims, (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which ESI and NLIC and any such affiliates, directors, officers or controlling persons may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Broker Dealer’s and/or its Representatives’ performance, non-performance or breach of this Agreement including, but not limited to, any unauthorized use of sales materials, any oral or written misrepresentations, or any unlawful sales practices concerning the Policies.

c.               Within 30 days after receipt by either party of notice of the commencement of any action, such party shall, if a claim in respect thereof is to be made, notify the other party in writing of the commencement thereof; but the omission to so notify shall not relieve the indemnifying party from any liability which it might otherwise have.

10.  Miscellaneous Provisions.

a.              All money payable in connection with the Policies is NLIC’s exclusive property, shall be drawn payable to “National Life Insurance Company” and shall be transmitted to NLIC within two days of receipt along with applications and other documents in accordance with the administrative procedures of NLIC (as developed and amended from time to time by NLIC) without any deduction or offset for any reason, except in the case of a deduction which is made under the terms of a “Net Commission Agreement” which may be described on Schedule B attached hereto.

b.              Broker Dealer agrees that after the termination of this Agreement, it shall not cause the Representatives to directly or indirectly contact policyholders of NLIC for the purpose of inducing or attempting to induce such policyholders to cancel, lapse or fail to renew such Policies with NLIC, if recommending the action would be unsuitable for the customer, to discourage or attempt to discourage such policyholders from paying any additional premiums under such policies, if such a recommendation would be unsuitable, or encourage market timing activity.

c.               Broker Dealer and its Representatives are independent contractors with respect to ESI and NLIC and (i) shall not have the right to accept risks or incur indebtedness on behalf of ESI or NLIC nor hold themselves out as employees of ESI or NLIC in connection with the servicing of the Policies or otherwise and (ii) shall not have the authority to make, alter, waive or discharge any provisions(s) of the Policies, to waive any forfeiture or to grant, permit, or to extend the time of making any payments, or to alter or substitute the forms which NLIC may prescribe, or enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of ESI or NLIC.

National Life Variable Products Servicing Agreement - Continued

d.              Broker Dealer represents that all of its officers and Representatives are and shall be covered by blanket fidelity bonds, including coverage for larceny and embezzlement, issued by a reputable bonding company. These bonds shall be maintained at Broker Dealer’s expense and shall be, at least, of the form, type and amount required under the FINRA Conduct Rules. ESI may require evidence satisfactory to it that such coverage is in force and Broker Dealer shall give prompt written notice to ESI of any notice of cancellation or change of coverage.

e.               Each party represents to the others that it has full power and authority to enter into this Agreement.

f.                This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns provided that no party may assign this Agreement without the prior written consent of each of the others.

g.               All notices or communications shall be sent to the addresses set forth below or to such other address as any party may request by giving written notice to the other parties.

TO NLIC:                                                                                                                     National Life Insurance Company
One National Life Drive
Montpelier, VT 05604
Attn: Law Department

TO ESI:                                                                                                                                Equity Services, Inc.
One National Life Drive
Montpelier, VT 05604
Attn: Director of Compliance

TO BROKER DEALER:

h.              This Agreement shall be governed by the laws of the State of Vermont and constitutes the entire agreement and understanding between the parties hereto with respect to the Policies. ESI reserves the unconditional right to amend this Agreement and the Schedules attached hereto and any of the Policies or suspend the sales of any of the Policies at any time without prior notice.

i.                  Notwithstanding the foregoing subparagraph (i), any future insurance products issued by NLIC may be covered by this Agreement only as agreed by the parties in writing.

j.                 Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as its waiver of such conditions and no waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provisions.

k.              If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

m.          This Agreement supersedes any previous agreement between the parties relating to the distribution of NLIC’s variable life insurance and annuity products.

National Life Variable Products Servicing Agreement - Continued

12.       Privacy Policy

You and National Life Insurance Company (“NLIC”) agree that all facts or information received by any party related to a policyholder or a policyholder’s account shall remain confidential, unless such facts or information are required to be disclosed by any regulatory or regulatory authority or court of competent jurisdiction. You and NLIC will establish procedures to protect the security and confidentiality of such information. Nonpublic personal financial information shall mean any financial information that identifies an individual personally and is not available to the public. Such information shall include, but not be limited to, a customer’s name or other identifying information, income, net worth, information related to his, her, or its policy, credit history, etc. Each of you, your representatives, and NLIC agrees to use and disclose personal financial information only to carry out the purposes for which it was disclosed to him, her, or it and will not use or disclose personal financial information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act. If you, your representatives, or NLIC outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with it. Additionally, as a third party service provider, Broker Dealer will implement and maintain, for the term of this Agreement, procedures for the protection of personally identifiable Information that are in compliance with all applicable Federal, State and local laws, regulations and guidance, including without limitation 201 C.M.R. §§17.00 et seq, as well as other laws, regulations and guidance designed to protect privacy, data security and data protection.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NATIONAL LIFE INSURANCE COMPANY

By:	(SEAL)

Its:

EQUITY SERVICES, INC.

By:	(SEAL)

Its:

BROKER DEALER:

By:	(SEAL)

Print Name:

Its: